================================================================================


                                 March 22, 2005





                       PROMISSORY NOTE AMENDMENT AGREEMENT



                                  by and among



                            CHAPARRAL RESOURCES, INC.


                                       and


                   CENTRAL ASIAN PETROLEUM (GUERNSEY) LIMITED


                                       and


                              NRL ACQUISITION CORP.




================================================================================


                                  WHITE & CASE
                               5 Old Broad Street
                                London, EC2N 1DW

THIS AGREEMENT is made on March 22, 2005

BY AND AMONG

(1) CHAPARRAL RESOURCES, INC., a company incorporated under the laws of the State of Delaware ("Chaparral");

(2) CENTRAL ASIAN PETROLEUM (GUERNSEY) LIMITED, a company incorporated under the laws of Guernsey ("CAP-G"); and

(3) NRL ACQUISITION CORP., a company incorporated under the laws of the State of Delaware ("NRL").

Chaparral, CAP-G and NRL are referred to collectively in this Agreement as the "Parties" and each as a "Party".

WHEREAS:

(A) Central Asian Industrial Holdings N.V. ("CAIH") is a party to the Master Agreement dated May 9, 2002 between Chaparral and CAIH (the "Master Agreement");

(B) Pursuant to the Master Agreement, Chaparral and CAP-G (Chaparral and CAP-G collectively referred to in this Agreement as the "Companies") executed and delivered a Promissory Note dated May 10, 2002, having an aggregate face amount of US$4,000,000, in favour of CAIH (the "Original Promissory Note");

(C) Pursuant to the Assignment Agreement dated May 17, 2004 between CAIH and NRL (the "Assignment Agreement"), CAIH granted, transferred and assigned to NRL all of its right, title and interest in and to, inter alia, the Original Promissory Note and all of the liabilities and obligations arising under such note on or after the date of such assignment;

(D) The Parties have agreed that the Companies will prepay to NRL $1,000,000 of the principal amount outstanding under the Original Promissory Note, and that a new note in substitution for the Original Promissory Note will be issued in the amount of $3,000,000, which new note shall be on substantially similar terms to the Original Promissory Note but with such changes as agreed between the Parties and detailed below.

NOW IT IS AGREED AS FOLLOWS

1.   INTERPRETATION

1.1 The headings to the Sections of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.2  Any reference in this Agreement to:

     (a) a statute shall be construed as a reference to such statute as from time to time amended or re-enacted;

     (b) an agreement or document shall be construed as a reference to that agreement or document, as the same may have been, or may from time to time be, amended, novated or supplemented;

     (c)  Sections are Sections of this Agreement;

     (d) a "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing; and

     (e)  the singular includes the plural and vice versa.

2.   CLOSING ACTIONS

     The Parties agree that the following actions shall be taken on March 31, 2005 (the "Closing Date"):

     (a) the Companies shall pay to NRL in cash by wire transfer in same day funds an amount equal to the sum of (i) all accrued interest1 on the Original Promissory Note up to and including March 31, 2005 and (ii) US$1,000,000 in partial prepayment of the outstanding principal amount of the Original Promissory Note.

     (b) The Original Promissory Note shall be cancelled, and NRL shall deliver to the Companies a confirmation of cancellation in the form attached as Exhibit A.

     (c) The Companies shall issue, execute and deliver to NRL a new note in the principal amount of US$3,000,000 in the form attached hereto as Exhibit B (the "New Promissory Note"), which New Promissory Note incorporates, inter alia, the following changes from the Original Promissory Note:

          (i) an increase in the interest rate from 12 percent per annum under the Original Promissory Note to 14 percent per annum under the New Promissory Note on and from May 10, 2005; and

          (ii) an extension of the maturity date from May 10, 2005 under the Original Promissory Note to May 10, 2006 under the New Promissory Note.

3.   REPRESENTATIONS AND WARRANTIES

3.1 Each of Chaparral and CAP-G makes the representations and warranties set out in this Section 3.1 (i) in respect of this Agreement, as of the date of this Agreement and as of the Closing Date and (ii) in respect of the New Promissory Note, as of the Closing Date, to NRL.

     (a) It is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation and it has full power and authority to own its property and assets and to carry on its business.

     (b) It has full power and authority to execute and perform this Agreement and the New Promissory Note and has taken all necessary action to authorise the execution and performance of this Agreement and the New Promissory Note and the transactions contemplated hereby and thereby.

     (c) Its obligations under this Agreement and the New Promissory Note constitute legal, valid and binding obligations enforceable in accordance with their terms.

     (d) The execution and performance of this Agreement and the New Promissory Note does not violate, or constitute a breach under, any contract or agreement to which it is a party or is otherwise bound.

3.2 NRL makes the representations and warranties set out in this Section 3.2 as of the date of this Agreement to the other Parties.

     (a) It is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation and it has full power and authority to own its property and assets and to carry on its business.

     (b) It has full power and authority to execute and perform this Agreement and has taken all necessary action to authorise the execution and performance of this Agreement and the transactions contemplated hereby.

4.   MISCELLANEOUS

4.1 This Agreement may not be amended or modified unless it is in writing executed by each of the Parties hereto.

4.2 If any provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the provisions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or any portion thereof had never been contained herein.

5.   NOTICES

5.1 Any notice or demand given hereunder shall be provided by sending the same by pre-paid first class post, or by fax or by delivering the same by hand; such a notice or demand shall be addressed, despatched or delivered (as the case may be) to the principal place of business for the time being of the party to whom it is addressed.

5.2 Any notice or demand sent by post as provided in this Section shall be deemed to have been given 72 hours after despatch and evidence that the notice or demand was properly addressed, stamped and put into the post shall be conclusive evidence of posting. Any notice or demand sent by fax or by hand as provided in this Section shall be effective upon receipt and failure to receive any confirmation shall not invalidate such notice or demand.

6.   ASSIGNMENT

6.1 None of the rights or obligations under this Agreement may be assigned or transferred by a Party without the prior written consent of the other Parties.

6.2 This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

7.   COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and a Party may execute this Agreement by signing any such counterpart.

8.   GOVERNING LAW

     All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts of, the State of New York.

9.   WAIVER OF JURY TRIAL

     Each of the Parties hereby irrevocably waives its rights to a trial by jury in connection with any action or proceeding arising out of or relating to this Agreement. Each of the Parties agrees that all matters of law and fact in connection with any such action or proceeding will be heard and decided solely by the court before which such action or proceeding is brought in accordance with Section 10.

10.  SUBMISSION TO JURISDICTION

     Each of the Companies and NRL hereby submit to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement, agree that all claims in respect of the action or proceeding may be heard and determined in any such court, and agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Companies and NRL each hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety or other security that might be required of any other party with respect thereto. The Companies and NRL each agree that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SIGNATORIES
-----------


CHAPARRAL RESOURCES, INC.



By:  /s/  Simon Gill
   ------------------------------------
          Name: Simon Gill
          Title: Director





CENTRAL ASIAN PETROLEUM (GUERNSEY) LIMITED



By:  /s/  Simon Gill
   ------------------------------------
          Name: Simon Gill
          Title: Director





NRL ACQUISITION CORP.



By:  /s/  R. F. Hodder
   ------------------------------------
          Name: R. F. Hodder
          Title: Director

                                    EXHIBIT A

                      FORM OF CONFIRMATION OF CANCELLATION


March 31, 2005

To:      Chaparral Resources, Inc.
         [insert address]

         Attn: [              ]

         Central Asian Petroleum (Guernsey) Limited
         [insert address]

         Attn: [              ]

Dear Sirs,

We refer to the Promissory Note Amendment Agreement dated March ___, 2005 by and among Chaparral Resources, Inc., Central Asian Petroleum (Guernsey) Limited and ourselves (the "Amendment Agreement"). Unless otherwise defined in this letter, terms defined in the Amendment Agreement shall have the same meanings when used in this letter.

Pursuant to Section 2(b) of the Amendment Agreement, we hereby confirm that the Original Promissory Note is cancelled and of no further effect on and from the Closing Date.

All questions concerning the construction, validity and interpretation of this letter shall be governed by the internal law, and not the law of conflicts of, the State of New York.


Yours faithfully,



---------------------
For and on behalf of
NRL ACQUISITION CORP.

                                    EXHIBIT B

                           FORM OF NEW PROMISSORY NOTE



     The security represented by this instrument was issued on March 31, 2005 and has not been registered under the Securities Act of 1933, as amended. The transfer of such security is subject to the conditions specified in the Master Agreement dated as of May 9, 2002 between the issuers (the "Companies") and a certain investor. The Companies reserve the right to refuse the transfer of the security represented by this instrument until such conditions have been fulfilled with respect to the transfer. Upon written request, a copy of such conditions will be furnished by the Companies to the holder hereof without charge.



                                 PROMISSORY NOTE
                                 ---------------



March 31, 2005                                                   U.S. $3,000,000

Chaparral Resources, Inc., a Delaware corporation ("Chaparral"), and Central Asian Petroleum (Guernsey) Limited, a Guernsey corporation ("CAP-G"), hereby jointly and severally promise to pay to the order of NRL Acquisition Corp., a Delaware corporation and its successors and assigns (the "Holder") the principal amount of U.S. $3,000,000, together with interest thereon calculated from and including April 1, 2005 in accordance with the provisions of this Note.

This Note has been issued pursuant to the terms of the Promissory Note Amendment Agreement dated March [ ], 2005 by and among Chaparral, CAP-G and the Holder. This Note is in substitution for, and hereby replaces, the note in the amount of U.S. $4,000,000 dated May 10, 2002 (the "Original Note") which was originally issued pursuant to a Master Agreement dated as of May 9, 2002 (the "Master Agreement") between Chaparral and Central Asian Industrial Holdings N.V. ("CAIH"). Pursuant to an Assignment Agreement dated May 17, 2004 (the "Assignment Agreement") between CAIH and the Holder, CAIH granted, transferred and assigned to the Holder all of CAIH's right, title and interest in and to the Original Note and all of the liabilities and obligations arising under such note on or after the date of the Assignment Agreement. This Note is the "Note" referred to in the Master Agreement. The Master Agreement contains terms governing the rights of the Holder with respect to this Note, and all provisions of the Master Agreement are hereby incorporated herein in full by reference.

Chaparral and CAP-G are referred to herein collectively as the "Companies" and each individually as a "Company." Certain other capitalized terms used in this Note are defined in Section 5. Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Master Agreement.

     Section 1. Payment of Interest. Except as otherwise provided in Section 3.2(a), interest will accrue at the rate of (a) 12 percent per annum until and including May 9, 2005 and (b) 14 percent per annum on and from May 10, 2005, on the unpaid principal amount of this Note outstanding from time to time or, if less, at the highest rate then permitted under applicable law. The Companies will pay to the holder of this Note all accrued interest on the last day of each March, June, September and December, beginning first quarter-end after the date of this Note (the "Interest Payment Dates"). Unless prohibited under applicable law, any accrued interest which is not paid on the date on which it is payable will bear interest at the same rate at which interest is then accruing on the principal amount of this Note. Any accrued interest which for any reason has not theretofore been paid will be paid in full on the date on which the final principal payment on this Note is paid. Interest will accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest which has not been paid on the date on which it is payable until such time as payment therefor is actually delivered to the Holder.

     Section 2. Payment of Principal.

2.1 Scheduled Payment. The Companies will pay the outstanding principal amount of this Note to the Holder on May 10, 2006.

2.2 Prepayments. The Companies may, at any time and from time to time without premium or penalty, prepay all or any portion (in whole number multiples of $100,000 only) of the outstanding principal amount of this Note on any Interest Payment Date. A prepayment of less than all of the outstanding principal amount of this Note will not relieve the Companies of their obligation to pay the principal amount of this Note on the scheduled payment date provided in Section 2.1.

     Section 3. Events of Default.

3.1 Definition. For purposes of this Note, an Event of Default will be deemed to have occurred if:


     (a) the Companies fail to pay when due the full amount of interest then accrued on this Note or the full amount of any principal payment on this Note;

     (b) either Company fails to perform or observe any other provision contained in this Note or in the Master Agreement;

     (c) any representation, warranty or information contained in the Master Agreement or required to be furnished to the Holder pursuant to the Master Agreement, is false or misleading in any material respect on the date made or furnished;

     (d) either Company or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating either Company or any Subsidiary bankrupt or insolvent; or any order for relief with respect to either Company or any Subsidiary is entered under the United States Bankruptcy Code; or either Company or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of such Company or any Subsidiary, or of any substantial part of the assets of such Company or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to such Company or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against either Company or any Subsidiary and either (i) such Company or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 60 days;

     (e) a judgment in excess of U.S. $100,000 is rendered against either Company or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

     (f) either Company or any Subsidiary defaults in the performance of any obligation if the effect of such default is to cause an amount exceeding U.S. $100,000 to become due prior to its stated maturity or to permit the holder or holders of such obligation to cause an amount exceeding U.S. $100,000 to become due prior to its stated maturity.

3.2  Consequences of Events of Default.

     (a) If an Event of Default of the type described in Section 3.1(a) or (b) has occurred and continued for 15 days or any other Event of Default has occurred, the interest rate on this Note will increase immediately by an increment of two percentage points to the extent permitted by law. Thereafter, until such time as no Event of Default exists, the interest rate on this Note will increase automatically at the end of each succeeding fiscal quarter by an additional increment of one percentage points to the extent permitted by law (but in no event will the interest rate exceed 18 percent per annum). Any increase of the interest rate resulting from the operation of this Section 3.2(a) will terminate as of the close of business on the date on which no Events of Default exist (subject to subsequent increases pursuant to this Section).

     (b) If an Event of Default of the type described in Section 3.1(d) has occurred, the principal amount of this Note (together with all accrued interest thereon and all other amounts payable in connection therewith) will become immediately due and payable without any action on the part of the Holder, and the Companies will immediately pay to the Holder all amounts due and payable with respect to this Note.

     (c) If an Event of Default of the type described in Section 3.1(a) or (b) has occurred and continued for 15 days and if an Event of Default of the type described in Section 3.1(b) has occurred and continued for 30 days, or any other Event of Default (other than under Section 3.1(d)) has occurred, the Holder may declare all or any portion of the outstanding principal amount of this Note (together with all accrued interest thereon and all other amounts due in connection therewith) due and payable and demand immediate payment of all or any portion of such amount. If the Holder demands immediate payment and all or any portion of the amounts due under this Note, the Companies will immediately pay to the Holder all amounts demanded to be paid with respect to this Note.

     (d) The Holder will also have any other rights which it may have been afforded under any contract or agreement at any time and any other rights which the Holder may have pursuant to applicable law.

     (e) Each Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Holder may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Companies hereunder.

     Section 4. Amendment and Waiver. The provisions of this Note may be amended and the Companies may take any action herein prohibited, or omit to perform any act herein required to be performed by them, only if the Companies have obtained the prior written consent of the Holder. No other course of dealing between the Companies and the Holder or any delay in exercising any rights hereunder will operate as a waiver of any rights of the Holder.

     Section 5. Definitions. For purposes of this Note, the following capitalized terms have the following meaning.

"Person" means an individual, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Subsidiary" means any corporation, partnership, limited liability company, association, joint stock company, trust or other business entity of which (a) a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by Chaparral, one or more Subsidiaries of Chaparral or a combination thereof or (b) a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by Chaparral, one or more Subsidiaries of Chaparral or a combination thereof. For purposes of this Note, a Person will be deemed to have a majority ownership interest in a partnership, limited liability company, association, trust or other business entity if such Person is allocated a majority of partnership, membership, association, trust or other business entity gains or losses or controls the general partner, managing member, trustee or other controlling Person of such partnership, limited liability company, association, trust or other business entity.

     Section 6. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note will be surrendered to the Companies for cancellation and will not be reissued.

     Section 7. Place of Payment. Payments of principal and interest are to be delivered to the Holder at the following address:

                          [insert NRL address details]

     or to such other address or to the attention of such other Person as specified by prior written notice to the Companies.

     Section 8. Costs of Enforcement. In addition to the other amounts provided in this Note, the Holder will be entitled to recover all costs and expenses (including reasonable attorney's fees and expenses) incurred by the Holder in connection with the enforcement of this Note against the Companies.

     Section 9. Usury Laws. It is the intention of the Companies and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note will be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Holder resulting from an Event of Default, voluntary prepayment by the Companies or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law will be canceled automatically and, if theretofore paid, will at the option of the Holder either be rebated to the Companies or credited on the principal amount of this Note, or if this Note has been paid, then the excess will be rebated to the Companies. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable or receivable under this Note will under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it will be deemed a mistake and such excess will be canceled automatically and, if theretofore paid, rebated to the Companies credited on the principal amount of this Note, or if this Note has been repaid, then such excess will be rebated to the Companies.

     Section 10. Joint and Several Liability. Each of the Companies will be jointly and severally liable for all of the obligations to the Holder arising pursuant to the Master Agreement and this Note. The Holder will be entitled to enforce all of such obligations against the Companies jointly, or against either of the Companies separately, as may be determined by the Holder in its sole discretion. The enforcement of such obligations against either Company separately will not constitute an election of remedies by the Holder and will not give rise to any defense in any subsequent action or proceeding brought by the Holder to enforce this Note against the other Company.

     Section 11. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS NOTE WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.

     Section 12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE. EACH OF THE PARTIES AGREES THAT ALL MATTERS OF LAW AND FACT IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING WILL BE HEARD AND DECIDED SOLELY BY THE COURT BEFORE WHICH SUCH ACTION OR PROCEEDING IS BROUGHT IN ACCORDANCE WITH SECTION 13

     Section 13. Submission to Jurisdiction. The Companies and the Holder each hereby submit to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Note, agree that all claims in respect of the action or proceeding may be heard and determined in any such court, and agree not to bring any action or proceeding arising out of or relating to this Note in any other court. The Companies and the Holder each hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety or other security that might be required of any other party with respect thereto. The Companies and the Holder each agree that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

                                    * * * * *

          IN WITNESS WHEREOF, the Companies have each executed and delivered this Note on March 31, 2005.



                                            CHAPARRAL RESOURCES, INC.

                                            By
                                              --------------------------------

                                            Its
                                               -------------------------------


                                            CENTRAL ASIAN PETROLEUM
                                            (GUERNSEY) LIMITED

                                            By
                                              --------------------------------

                                            Its
                                               -------------------------------